UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 2, 2018

Rexahn Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-34079	11-3516358
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15245 Shady Grove Road, Suite 455	20850
Rockville, MD
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (240) 268-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☐

Section 5 – Other Events

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2018, Rexahn Pharmaceuticals, Inc. (the “Company”) announced the appointment of Douglas J. Swirsky as the Company’s President and Chief Financial Officer on January 2, 2018.

On January 2, 2018, in connection with his appointment as the Company’s President and Chief Financial Officer, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Swirsky.  Pursuant to the Employment Agreement, the Company agreed to pay Mr. Swirsky an initial annual base salary of $350,000.  Mr. Swirsky is also eligible, at the discretion of the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”) to receive an annual cash bonus targeted at forty percent of his base salary, subject to achievement of performance objectives and milestones to be set by the Board or the Compensation Committee.  The Employment Agreement also provides for a grant of 250,000 options to purchase shares of the Company’s common stock, which were granted on January 2, 2018 and vest based on the following schedule: twenty-five percent (25%) of the options vest on the first anniversary of the grant date, and thereafter the remaining portion vests in thirty-six equal monthly installments, until the Stock Option is fully-vested.

In the event Mr. Swirsky’s employment is terminated by reason of death, disability, for “cause,” as defined in the Employment Agreement, or by Mr. Swirsky without “good reason,” as defined in the Employment Agreement, the Company will pay Mr. Swirsky his base salary owed up to the termination date, including payment for any unused vacation days and any earned but unpaid annual bonus for the prior year (collectively, “Accrued obligations”).  If the Company terminates Mr. Swirsky’s employment without cause or Mr. Swirsky’s terminates his employment with good reason, subject to Mr. Swirsky entering into a general release, the Company shall pay Mr. Swirsky any Accrued Obligations, as well as a lump sum equal to his then current annual base salary, an amount equal to the pro-rata portion of the bonus to which he otherwise might have been entitled, assuming for such purpose that Mr. Swirsky would have received a bonus for that year equal to his bonus at target if he had stayed employed with the Company for the entire year, and COBRA premiums for twelve months, and Mr. Swirsky’s stock options will be subject to accelerated vesting with respect to that portion that would otherwise have vested in the twelve months following the termination of employment. In the event the Company terminates Mr. Swirsky’s employment without cause or Mr. Swirsky’s terminates his employment with good reason within the two-year period following a “Change of Control,” as defined in the Company’s Stock Option Plan, subject to Mr. Swirsky entering into a general release, the Company shall pay Mr. Swirsky any Accrued Obligations, as well as a lump sum equal to eighteen months of his current annual base salary and his target bonus, in addition to an amount equal to the target bonus for the fiscal year in which his termination occurs, the accelerated vesting of all outstanding equity awards and COBRA premiums for eighteen months.  The Employment Agreement also contains confidentiality provisions and a provision prohibiting Mr. Swirsky from soliciting the Company’s executives, employees, customers or clients for a period of twelve months following his termination.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached as Exhibit 10.1 hereto and incorporated by reference herein.

Mr. Swirsky, age 48, was most recently President, Chief Executive Officer and a director of GenVec, Inc., a publicly-traded biotechnology company, a position he held from September 2013 through the sale of the company in June 2017. He joined GenVec in 2006 as Chief Financial Officer and Treasurer and held those roles through September 2013.  Prior to joining GenVec, Mr. Swirsky was a Managing Director and the Head of Life Sciences Investment Banking at Stifel Nicolaus from 2005 to 2006 and held investment banking positions at Legg Mason from 2002 until Stifel Financial's acquisition of the Legg Mason Capital Markets business in 2005. He has also previously held investment banking positions at UBS, PaineWebber and Morgan Stanley. Mr. Swirsky is on the board of directors of Fibrocell Science, Inc., Cellectar Biosciences, Inc., and Pernix Therapeutics Holdings, Inc.  Mr. Swirsky is a certified public accountant and a CFA® charter holder.  He received his B.S. in Business Administration from Boston University and his M.B.A. from the Kellogg School of Management at Northwestern University.

In connection with his appointment as President and Chief Financial Officer, Mr. Swirsky will become the Principal Financial Officer and Principal Accounting Officer of the Company, taking on those roles from Tae Heum “Ted” Jeong, who announced his resignation in December 2017 as the Company’s Senior Vice President of Finance, Chief Financial Officer, and Secretary.

Section 7 – Regulation FD

Item 7.01	Regulation FD Disclosure.

On January 4, 2018, the Company issued a press release announcing the appointment of Douglas Swirsky as the Company’s President and Chief Financial Officer A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment Agreement by and between Rexahn Pharmaceuticals, Inc. and Douglas Swirsky effective January 2, 2018.

99.1	Press release of Rexahn Pharmaceuticals, Inc. dated January 4, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REXAHN PHARMACEUTICALS, INC.

Date: January 4, 2018	/s/ Peter D. Suzdak
Peter D. Suzdak
Chief Executive Officer